Exhibit 8.2

KPMG LLP	Telephone	+1 202 533 3000
Washington National Tax	Fax	+1 202 533 8500
Suite 12000	Internet	www.us.kpmg.com
1801 K Street, NW
Washington, DC 20006

May 12, 2016

Baxter International Inc.

Attn: David P. Scharf

Corporate Vice President, General Counsel and Corporate Secretary

One Baxter Parkway

Deerfield, IL 60015-4625

Ladies and Gentlemen,

We have acted as a tax advisor to Baxter International Inc. (“Baxter”) in connection with the separation of Baxter’s bioscience business (the “Bioscience Business”) from its medical products business (the “Separation”).1 Baxter has requested the opinion of KPMG LLP (“KPMG” or “we” and this opinion letter, the “Tax Opinion”) with respect to the specified United States (“U.S.”) federal income tax consequences described herein of the distribution of certain stock of Baxalta Incorporated (“Baxalta”) held by Baxter in exchange for shares of Baxter stock (the “Split-Off”). The requested Tax Opinion does not address the impact, if any, of the acquisition by Shire plc (“Shire”) of Baxalta (such acquisition, together with any other actions related to such acquisition, the “Shire Acquisition”) and therefore expressly assumes that the Shire Acquisition will not occur.

As part of the Separation, Baxter contributed assets to Baxalta prior to July 1, 2015 in exchange for Baxalta stock and cash (the “Contribution” and the amount of received cash, the “Cash Amount”), distributed more than 80 percent of the outstanding shares of Baxalta stock to Baxter shareholders on July 1, 2015 (the “Initial External Distribution” and the remaining Baxalta stock received in the Contribution that was not distributed in the Initial External Distribution, the “Remainder Stock”), and distributed the Cash Amount to creditors between July 1, 2015 and July 21, 2015 (the “Cash Amount Purge”). Thereafter (i) on January 27, 2016 Baxter exchanged certain shares of Remainder Stock in satisfaction of all of the outstanding principal amounts under, and in connection therewith the termination of, the revolving credit agreement entered into by Baxter on December 10, 2014 and amended December 8, 2015 (the “Bank Facility” and such exchange of Baxalta stock in satisfaction of all outstanding principal amounts under the Bank Facility, the “Bank Facility Exchange”), and (ii) on March 16, 2016 Baxter exchanged certain shares of Remainder Stock for other outstanding debt of Baxter (the

[1]

Unless otherwise indicated, all “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), or the regulations promulgated or proposed thereunder by the U.S. Department of the Treasury (the “Treasury”). Each capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Baxter Officer’s Certificate (defined below), or if not therein in the External Distribution Officer’s Certificate (defined below).

Baxter International Inc.

May 12, 2016

Tax Opinion

“Bond-for-Stock Exchange”). Baxter intends and expects that prior to the Split-Off it will contribute certain shares of the Remainder Stock to the defined benefit plan of which Baxter is the sponsor as described in the IRS Ruling (defined below) (the “Pension Plan Transfers” and collectively, with the Initial External Distribution, the Cash Amount Purge, the Bank Facility Exchange, the Bond-for-Stock Exchange, and the Split-Off, the “External Spin-Off”).

I.	CERTAIN ASSUMPTIONS AND REPRESENTATIONS

In preparing our Tax Opinion, we have relied upon the truth, accuracy and completeness of certain statements, representations, warranties, covenants, facts, and information provided by representatives of Baxter and Baxalta and their subsidiaries, their outside advisors, and others, including those representations, statements, warranties, covenants, facts, and information set forth in (i) the letter, dated June 30, 2015, signed by officers of Baxter and Baxalta relating to the External Spin-Off (the “External Distribution Officer’s Certificate”),2 (ii) the letter, dated the date hereof, signed by an officer of Baxter relating to the Tax Opinion (the “Baxter Officer’s Certificate”), (iii) the letter, dated the date hereof, signed by an officer of Baxalta relating to the Tax Opinion (the “Baxalta Officer’s Certificate,” and together with the Baxter Officer’s Certificate and the External Distribution Officer’s Certificate, the “Officer’s Certificates”) and (iv) the following documents (contained in originals or copies, certified or otherwise identified to our satisfaction):

•	the Baxter Documents as defined in the External Spin-Off Opinion;[3]

•	the Amendment No. 1 to the Form S-4 Registration Statement of Baxalta filed with the Securities and Exchange Commission on April 21, 2016 (including all amendments and exhibits thereto, including the Letter of Transmittal, the Instructions for the Letter of Transmittal, the Offer to Exchange dated April 21, 2016, and the Notice of Guaranteed Delivery) (the “Form S-4”), and

•	all other documents and records as we have deemed necessary or appropriate as a basis for the Tax Opinion (collectively with the Officer’s Certificates and the other documents referred above, the “Relevant Documents,” and each a “Relevant Document”).

[2]	The opinion of KPMG to Baxter dated June 30, 2015, related to the External Spin-Off is referred to herein as the “External Spin-Off Opinion.”
[3]	The Baxter Documents include, among other documents, the private letter ruling issued to Baxter by the Internal Revenue Service (the “Service”) with respect to the specified U.S. federal income tax consequences described therein relating to the External Spin-Off (the “IRS Ruling”); the request submitted by Baxter for the IRS Ruling; the Tax Matters Agreement by and among Baxter and its affiliates and Baxalta and its affiliates entered into as of June 30, 2015; the Separation and Distribution Agreement by and between Baxter and Baxalta dated as of June 30, 2015; the Business Contribution Agreement by and between Baxter and Baxalta dated as of May 10, 2015; the letter provided by Baxter’s investment banker, dated as of May 26, 2015, regarding the business purposes for the Separation, including the External Spin-Off; the Global Step Plan dated May 26, 2015; and the registration statement of Baxalta on Form 10 initially filed with the Securities and Exchange Commission on December 10, 2014 (including all amendments and exhibits thereto).

Baxter International Inc.

May 12, 2016

Tax Opinion

In rendering the Tax Opinion, we have assumed with your permission each of the following:

•	The statements, representations, warranties, and information set forth in the Relevant Documents and made by representatives of Baxter or Baxalta and their subsidiaries, including in the Officer’s Certificates, are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete, including on the date of the Split-Off (except that the representations in the External Distribution Officer’s Certificate, other than the Relevant Representations as defined in the Baxter Officer’s Certificate or the Baxalta Officer’s Certificate, were true, correct, and complete as of the date thereof), that such covenants will be complied with, in each case, that such representations are true without regard to any qualification as to knowledge, belief, intent, or otherwise, and that the assumptions set forth in the Relevant Documents and herein are true.

•	All events described in the Relevant Documents (including the Split-Off) that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed by any such document on the parties thereto (including in connection with the Split-Off) have been or will be performed or satisfied in accordance with their terms, except that it is assumed the Shire Acquisition will not occur.

•	Baxter will divest its interest in all of the shares of Baxalta stock it held immediately before the Initial External Distribution as described in the IRS Ruling.

•	The Split-Off will occur as described in the Relevant Documents and within 18-months following the date of the Initial External Distribution and will be conducted pursuant to an existing, amended, or future stock repurchase program of Baxter.

•	The IRS Ruling is valid and will apply to the External Spin-Off, including the Split-Off.

•	To the extent KPMG has not been provided with the executed version of any Relevant Document, such document was or will be executed in a form that is identical in all material respects to the last draft reviewed by KPMG.

•	The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us, including in electronic format, as duplicates or copies, and the authenticity of the originals of such latter documents.

We have not independently verified, and will not independently verify, any factual matter in connection with, our preparation of this Tax Opinion. If any of the facts, assumptions, or representations is not entirely true, complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinion. The existence of any other facts could materially affect the conclusions contained herein.

Baxter International Inc.

May 12, 2016

Tax Opinion

Any advice in this Tax Opinion is limited to the conclusions specifically set forth herein under the heading “Opinion” and is based upon the Relevant Guidance (defined below) in effect as of the date hereof. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein, including consequences of the Medicare tax on net investment income. No inference should be drawn on any matter not specifically and expressly addressed in this Tax Opinion.

The scope of the Tax Opinion is limited to the specified U.S. federal income tax consequences described herein applicable to holders of Baxter common stock that are U.S. holders4 that hold their shares of Baxter common stock as a capital asset within the meaning of Section 1221. Further this Tax Opinion does not discuss all tax considerations that may be relevant to holders of Baxter common stock in light of their particular circumstances, nor does it address the consequences to holders of Baxter common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes) and their partners, persons who acquire such shares of Baxter common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Baxter common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes.

In rendering our advice, we have considered, among other authorities, guidance, and relevant communications, the applicable provisions of the Code and any final, temporary, or proposed regulations thereunder, judicial and administrative interpretations5 thereof (including, for example, notices, announcements, private letter rulings, Chief Counsel Advice Memorandum, and Technical Advice Memorandum issued by the Service, and other similar communications), and proposed legislation, in each case and as applicable, enacted, promulgated, published, made public, or communicated on or prior to the date of this Tax Opinion (collectively, the “Relevant Guidance”), which is subject to change or modification either prospectively or retroactively. Moreover, any such change or any change or inaccuracy in any representation, fact, or other information on which we have relied in rendering this Tax Opinion could affect the applicability of one or more of our conclusions. The advice contained in this Tax Opinion is not binding on the Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

[4]	For purposes of this Tax Opinion, a U.S. holder is a beneficial owner of Baxter common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state or political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (A) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (B) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.
[5]	As used herein, an administrative interpretation includes any interpretation by the Service or any other part of the Treasury.

Baxter International Inc.

May 12, 2016

Tax Opinion

The conclusions set forth herein are based on: (i) the truth, completeness, and accuracy of any one or more of the representations by Baxter or Baxalta; (ii) the facts and assumptions on which we have relied relating to the matters to which this advice is addressed; and (iii) our analysis and interpretation of the Relevant Guidance and our views regarding the most appropriate interpretations of the Relevant Guidance. Unless separately agreed in writing, we will not update our advice contained in this Tax Opinion for any changes in the above, including the consummation of the Shire Acquisition. Moreover, this Tax Opinion expressly does not take into account any factual developments or matters that may arise following the date of this opinion.

II.	OPINION

Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, based on U.S. federal income tax law as of the date hereof:

(i)	Baxter will not recognize gain or loss for U.S. federal income tax purposes on the transfer of Baxalta common stock in exchange for Baxter common stock in the Split-Off;

(ii)	holders of Baxter common stock who participate in the Split-Off will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Baxalta common stock in exchange for their Baxter common stock in the Split-Off;

(iii)	the tax basis of the Baxalta common stock, including any fractional shares deemed received, in the hands of a holder of Baxter common stock who exchanges Baxter common stock for Baxalta common stock in the Split-Off will be, immediately after the Split-Off, the same as the tax basis of the shares of Baxter common stock exchanged therefor;

(iv)	each Baxter stockholder’s holding period in the Baxalta common stock received in the Split-Off will include the holding period of the Baxter common stock exchanged therefor; and

(v)	a holder of Baxter common stock who receives cash in lieu of a fractional share of Baxalta common stock in the Split-Off will recognize capital gain or loss measured by the difference between the tax basis of the fractional share deemed to be received, as determined above, and the amount of cash received in respect thereof.

Baxter International Inc.

May 12, 2016

Tax Opinion

We hereby consent to the filing of this opinion and the External Spin-Off Opinion as exhibits to the Form S-4 and the references to such opinions and the use of our name under the captions “Material U.S. Federal Income Tax Consequences” and “Risk Factors” in the Form S-4. In providing this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, Pub. L. No. 73-22, 48 Stat. 74, 78 (1933), or the rules and regulations of the SEC thereunder.

Baxter International Inc.

May 12, 2016

Tax Opinion

Very truly yours,

/s/ KPMG LLP

KPMG LLP